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                   CONSENT OF KPMG DEUTSCHE TREUHAND-GESELLSCHAFT



We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 4, 1994, on our audit of the combined financial statements and schedules of the Henkel-Ecolab Joint Venture as of November 30, 1993, 1992 and 1991 and for the periods beginning December 1, 1992, 1991 and July 1, 1991 and ended November 30, 1993, 1992 and 1991 which report is included in Ecolab Inc.'s Annual Report on Form 10-K for the year ended December 31, 1993. We also consent to the reference to our firm under the heading Experts.



   Dusseldorf, Germany
   December 27, 1994



   KPMG Deutsche Treuhand-Gesellschaft
   Aktiengesellschaft
   Wirtschaftsprufungsgesellschaft


   /s/Dr. Kuhr                   /s/Haas
   Dr. Kuhr                      Haas
   Wirtschaftsprufer             Wirtschaftsprufer